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                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                                Form 8-K

                              CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     July 18, 1996
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                              WesBanco, Inc.
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            (Exact name of registrant as specified in its charter)


West Virginia                      0-8467                 55-0571723
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(State or other jurisdiction     (Commission            (IRS Employer
of incorporation)                 File Number)          Identification No.)



1 Bank Plaza, Wheeling,  WV                             26003
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(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code  (304) 234-9000
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Former name or former address, if changed since last report  Not Applicable
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Item 5 - Other Events

     On July 18, 1996, WesBanco, Inc. announced the signing of a Definitive Agreement and Plan of Merger providing for the merger of Vandalia National Corporation located in Morgantown, West Virginia, with WesBanco Bank Fairmont, a wholly-owned subsidiary of WesBanco, Inc.

     Under the terms of the Definitive Agreement and Plan of Merger, shareholders of Vandalia will receive 1.2718 shares of WesBanco common stock or, at such shareholders' election, $34.34 in cash for each share of Vandalia common stock. The holders of outstanding warrants to purchase Vandalia common stock will receive the difference between $34.34 and the exercise price of the warrant in cash. The acquisition, which is based upon a fixed exchange ratio, will be accounted for as a purchase transaction, with an approximate value of $10,319,000. Vandalia reported total assets of approximately $58,300,000 and stockholders' equity of approximately $4,300,000 as of June 30, 1996. The transaction, which is subject to approval by the appropriate regulatory authorities and the shareholders of Vandalia, is expected to be completed in the fourth quarter.

     WesBanco anticipates issuing up to 359,912 shares of WesBanco common stock if all Vandalia shareholders exchange their shares for WesBanco stock. Management intends to issue these shares from Treasury and, as such, will begin to repurchase 200,000 shares of WesBanco common stock in the market. This repurchase plan will be completed no later than thirty days subsequent to the consummation of the purchase transaction.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits
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     (c)  Exhibits

     20 - Press release dated July 18, 1996, regarding an announcement of the signing of the Definitive Agreement and Plan of Merger between WesBanco, Inc. and Vandalia National Corporation.



                                 Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          WesBanco, Inc.
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                                          (Registrant)
July 25, 1996
- -------------                             /s/ Edward M. George
    Date                                  ----------------------------------
                                          Edward M. George
                                          President & Chief Executive Officer